February 19, 1997


Clipper Fund, Inc.
9601 Wilshire Boulevard
Beverly Hills, California  90210

Ladies and Gentlemen:

           You have requested our opinion as counsel to Clipper Fund, Inc., a California corporation (the "Company"), with respect to the shares of the Company's capital stock sold by the Company during its fiscal year ended December 31, 1996 (the "Shares"), in connection with the notice (the "Notice") being filed by the Company with the Securities and Exchange Commission pursuant to Rule 24f-2 adopted under the Investment Company Act of 1940, as amended (the "Act").

          In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the following records, documents and instruments:

          (a) The Company's Articles of Incorporation filed with the California Secretary of State on December 1, 1983, as amended on February 16, 1984,
               February 27, 1984, March 30, 1984 and May 2, 1984
               (as so amended, the "Articles of Incorporation"), certified to us by an officer of the Company as being true and complete and in effect throughout the Company's fiscal year ended December 31, 1996 (the "Fiscal Year");

          (b) The Bylaws of the Company certified to us by an officer of the Company as being true and complete and in effect throughout the Fiscal Year;

          (c)  The Company's Prospectus and Statement of
               Additional Information effective during the Fiscal
               Year, as identified in the officer's certificate identified in (e) below;

          (d) Minutes of the meeting of the Board of Directors relating to the establishment of the Company authorizing the issuance of the Shares, as certified by an officer of the Company as being in full force and effect; and

          (e) A certificate of an officer of the Company concerning certain factual matters.

          In rendering our opinion below, we have assumed that all of the Shares were issued and sold for cash at the per-share public offering price on the date of their issuance in accordance with statements specified in the Company's then current Prospectus. In rendering our opinion, we have assumed that all monies paid in consideration for the Shares were actually received by the Company. We have not conducted an independent examination of the books and records of the Company for the purpose of determining whether all of the Shares were fully paid prior to their issuance and do not believe it to be our obligation to do so.

          Our opinion below is limited to the federal laws of the United States of America and the laws of the State of California, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

          Based upon our examination of such provisions of law as we have deemed necessary and appropriate for the purposes of this opinion, and subject to the foregoing, we are of the opinion that the Shares, as sold pursuant to registration under the Securities Act of 1933, as amended, and Rule 24f-2 adopted under the Act, were legally issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Notice being filed by the Company with the Securities and Exchange Commission. This opinion is rendered to you in connection with that Notice and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we become aware, after the date of this opinion.

                              Sincerely yours,


                              /s/ Heller Ehrman White & McAuliffe